Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Richtech Robotics Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated January 4, 2024 on the balance sheet of Richtech Robotics Inc. as of September 30, 2023 and 2022 and the related statements of operations, changes in stockholder’s equity and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA

Bush & Associates CPA LLC Henderson, Nevada

March 29, 2024

179 N. Gibson Road, Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com